Exhibit 99.2

Juniper Networks, Inc.

Condensed Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenues:
Product	$892.5	$681.2	$1,647.5	$1,333.1
Service	541.0	508.4	1,066.2	1,005.4
Total net revenues	1,433.5	1,189.6	2,713.7	2,338.5
Cost of revenues:
Product	493.2	356.2	873.5	680.1
Service	148.6	144.9	293.8	289.0
Total cost of revenues	641.8	501.1	1,167.3	969.1
Gross margin	791.7	688.5	1,546.4	1,369.4
Operating expenses:
Research and development	286.6	274.6	569.7	571.2
Sales and marketing	298.5	297.4	600.3	602.8
General and administrative	63.2	60.8	123.4	121.5
Restructuring charges	17.0	1.6	27.7	5.7
Merger-related charges (1)	47.9	9.1	57.4	37.4
Total operating expenses	713.2	643.5	1,378.5	1,338.6
Operating income	78.5	45.0	167.9	30.8
Gain (loss) on privately-held investments, net	0.5	0.7	(2.8)	(13.6)
Other income, net	5.8	1.3	1.5	3.4
Income before income taxes and loss from equity method investment	84.8	47.0	166.6	20.6
Income tax provision (benefit)	14.3	10.8	32.0	(16.9)
Loss from equity method investment, net of tax	—	2.1	—	4.2
Net income	$70.5	$34.1	$134.6	$33.3

Net income per share:
Basic	$0.21	$0.10	$0.40	$0.10
Diluted	$0.21	$0.10	$0.40	$0.10
Weighted-average shares used to compute net income per share:
Basic	334.5	325.1	333.9	323.8
Diluted	340.3	332.7	339.7	332.1

(1) Represents charges incurred directly in connection with the pending merger with HPE (as defined below). See Note 1, Basis of Presentation and Summary of Significant Accounting Policies, for further information.

See accompanying Notes to Condensed Consolidated Financial Statements

Juniper Networks, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$70.5	$34.1	$134.6	$33.3
Other comprehensive income (loss), net:
Available-for-sale debt securities:
Change in net unrealized gains and losses	0.2	0.6	1.2	(28.4)
Net realized gains reclassified into net income	(0.2)	(0.1)	(0.4)	(0.2)
Net change on available-for-sale debt securities	—	0.5	0.8	(28.6)
Cash flow hedges:
Change in net unrealized gains and losses	21.7	(3.6)	27.8	(9.0)
Net realized losses reclassified into net income	(0.2)	2.3	2.9	3.5
Net change on cash flow hedges	21.5	(1.3)	30.7	(5.5)
Change in foreign currency translation adjustments	10.0	(2.3)	11.5	(6.0)
Other comprehensive income (loss), net	31.5	(3.1)	43.0	(40.1)
Comprehensive income (loss)	$102.0	$31.0	$177.6	$(6.8)

See accompanying Notes to Condensed Consolidated Financial Statements

Juniper Networks, Inc.

Condensed Consolidated Balance Sheets
(In millions, except par values)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,196.7	$1,224.3
Short-term investments	356.2	160.3
Accounts receivable, net of allowances	941.5	1,163.3
Inventory	764.8	830.1
Prepaid expenses and other current assets	460.1	467.6
Total current assets	3,719.3	3,845.6
Property and equipment, net	668.6	680.2
Operating lease assets	280.5	160.2
Long-term investments	445.9	385.4
Purchased intangible assets, net	21.7	42.6
Goodwill	3,734.4	3,734.3
Other long-term assets	1,260.3	1,159.7
Total assets	$10,130.7	$10,008.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$238.5	$256.5
Accrued compensation	297.9	357.8
Deferred revenue	1,224.7	1,228.4
Short-term portion of long-term debt	399.7	399.4
Other accrued liabilities	252.0	399.9
Total current liabilities	2,412.8	2,642.0
Long-term debt	1,237.7	1,215.7
Long-term deferred revenue	1,086.0	1,013.6
Long-term income taxes payable	88.7	83.5
Long-term operating lease liabilities	266.0	135.5
Other long-term liabilities	127.7	133.5
Total liabilities	5,218.9	5,223.8
Commitments and contingencies (Note 13)
Stockholders' equity:
Preferred stock, $0.00001 par value; 10.0 shares authorized; none issued and outstanding	—	—
Common stock, $0.00001 par value; 1,000.0 shares authorized; 334.7 shares and 332.6 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	6,771.7	6,810.2
Accumulated other comprehensive income	37.4	(5.6)
Accumulated deficit	(1,897.3)	(2,020.4)
Total stockholders' equity	4,911.8	4,784.2
Total liabilities and stockholders' equity	$10,130.7	$10,008.0

See accompanying Notes to Condensed Consolidated Financial Statements

Juniper Networks, Inc.

Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$134.6	$33.3
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	113.8	141.2
Depreciation, amortization, and accretion	72.2	82.2
Deferred income taxes	(66.2)	(64.3)
Provision for inventory excess and obsolescence	21.2	2.5
Operating lease assets expense	22.4	21.6
Loss on privately-held investments, net	2.8	13.6
Loss from equity method investment	—	4.2
Loss (gain) on publicly-traded investments and others	10.6	0.6
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	223.0	165.2
Inventory	39.4	(6.5)
Prepaid expenses and other assets	(2.3)	70.7
Accounts payable	(21.0)	(22.9)
Accrued compensation	(64.2)	(24.9)
Income taxes payable	(130.4)	(104.6)
Other accrued liabilities	2.5	(60.1)
Deferred revenue	67.6	64.3
Net cash provided by operating activities	426.0	316.1
Cash flows from investing activities:
Purchases of property and equipment	(41.0)	(58.2)
Purchases of available-for-sale debt securities	(469.7)	(391.5)
Proceeds from sales of available-for-sale debt securities	40.3	22.6
Proceeds from maturities and redemptions of available-for-sale debt securities	176.3	108.9
Purchases of equity securities	(7.6)	(5.8)
Proceeds from sales of equity securities	2.7	4.5
Net cash used in investing activities	(299.0)	(319.5)
Cash flows from financing activities:
Shares repurchased and retired for tax withholding on vesting of restricted stock	(17.0)	(14.6)
Proceeds from issuance of common stock	0.2	32.1
Payment of dividends	(147.0)	(142.9)
Other	—	1.4
Net cash used in financing activities	(163.8)	(124.0)
Effect of foreign currency exchange rates on cash, cash equivalents, and restricted cash	7.4	(6.0)
Net decrease in cash, cash equivalents, and restricted cash	(29.4)	(133.4)
Cash, cash equivalents, and restricted cash at beginning of period	1,235.8	1,084.3
Cash, cash equivalents, and restricted cash at end of period	$1,206.4	$950.9

Non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$142.0	$58.5

See accompanying Notes to Condensed Consolidated Financial Statements

Juniper Networks, Inc.

Condensed Consolidated Statements of Changes in Stockholders' Equity
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2025
		Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares
Balance at March 31, 2025	334.3	$6,791.0	$5.9	$(1,967.8)	$4,829.1
Net income	—	—	—	70.5	70.5
Other comprehensive income, net	—	—	31.5	—	31.5
Issuance of common stock	0.4	0.1	—	—	0.1
Share-based compensation expense	—	54.2	—	—	54.2
Payments of cash dividends ($0.22 per share of common stock)	—	(73.6)	—	—	(73.6)
Balance at June 30, 2025	334.7	$6,771.7	$37.4	$(1,897.3)	$4,911.8

	Three Months Ended June 30, 2024
		Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares
Balance at March 31, 2024	324.9	$6,776.1	$12.1	$(2,307.0)	$4,481.2
Net income	—	—	—	34.1	34.1
Other comprehensive loss, net	—	—	(3.1)	—	(3.1)
Issuance of common stock	0.4	—	—	—	—
Share-based compensation expense	—	61.3	—	—	61.3
Payments of cash dividends ($0.22 per share of common stock)	—	(71.5)	—	—	(71.5)
Balance at June 30, 2024	325.3	$6,765.9	$9.0	$(2,272.9)	$4,502.0

 See accompanying Notes to Condensed Consolidated Financial Statements

Juniper Networks, Inc.

Condensed Consolidated Statements of Changes in Stockholders' Equity
(In millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30, 2025
		Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity
	Shares
Balance at December 31, 2024	332.6	$6,810.2	$(5.6)	$(2,020.4)	$4,784.2
Net income	—	—	—	134.6	134.6
Other comprehensive income, net	—	—	43.0	—	43.0
Issuance of common stock	2.6	0.2	—	—	0.2
Shares withheld for tax withholding on vesting of restricted stock and other	(0.5)	(5.5)	—	(11.5)	(17.0)
Share-based compensation expense	—	113.8	—	—	113.8
Payments of cash dividends ($0.44 per share of common stock)	—	(147.0)	—	—	(147.0)
Balance at June 30, 2025	334.7	$6,771.7	$37.4	$(1,897.3)	$4,911.8

	Six Months Ended June 30, 2024
		Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares
Balance at December 31, 2023	320.3	$6,740.0	$49.1	$(2,296.4)	$4,492.7
Net income	—	—	—	33.3	33.3
Other comprehensive loss, net	—	—	(40.1)	—	(40.1)
Issuance of common stock	5.4	32.1	—	—	32.1
Shares withheld for tax withholding on vesting of restricted stock and other	(0.4)	(4.8)	—	(9.8)	(14.6)
Share-based compensation expense	—	141.5	—	—	141.5
Payments of cash dividends ($0.44 per share of common stock)	—	(142.9)	—	—	(142.9)
Balance at June 30, 2024	325.3	$6,765.9	$9.0	$(2,272.9)	$4,502.0

 See accompanying Notes to Condensed Consolidated Financial Statements

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The Condensed Consolidated Financial Statements of Juniper Networks, Inc. (the “Company” or “Juniper”) were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all information and footnotes required by U.S. GAAP for complete financial statements. The Condensed Consolidated Balance Sheet as of December 31, 2024 has been derived from the audited Consolidated Financial Statements at that date. In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included. The results of operations for the three and six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025, or any future period.

These Condensed Consolidated Financial Statements and accompanying notes should be read in conjunction with the audited Consolidated Financial Statements and accompanying notes in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 (the "Form 10-K"). The Company has evaluated all subsequent events through the date these condensed consolidated financial statements were issued.

The preparation of the financial statements and related disclosures in accordance with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in the Condensed Consolidated Financial Statements and the accompanying notes. Actual results could differ materially from those estimates under different assumptions or conditions.

HPE Merger Agreement

On July 2, 2025, Hewlett Packard Enterprise Company (“HPE”) completed its acquisition of Juniper pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 9, 2024, and Juniper became a wholly owned subsidiary of HPE.

Each issued and outstanding share of the Company's common stock (subject to certain exceptions set forth in the Merger Agreement) was cancelled and converted into the right to receive $40.00 in cash, without interest and subject to applicable withholding taxes.

Summary of Significant Accounting Policies

There have been no significant changes to the Company's significant accounting policies described in Note 1, Description of Business, Basis of Presentation and Significant Accounting Policies, in Notes to Consolidated Financial Statements in Item 8 of Part II of the Form 10-K for the fiscal year ended December 31, 2024.

Recent Accounting Standards Not Yet Adopted

Improvements to Income Tax Disclosures: In December 2023, the Financial Accounting Standards Board ("FASB") issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which expands the disclosures required for income taxes. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendment should be applied on a prospective basis while retrospective application is permitted. The Company is currently evaluating the effect of this pronouncement on its disclosures.

Disaggregation of Income Statement Expenses: In November 2024, the FASB issued ASU 2024-03, Income Statement–Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires additional disclosures of specific expense categories included within each expense caption presented on the Consolidated Statements of Operations. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The amendment should be applied on a prospective basis while retrospective application is permitted. The Company is currently evaluating the impact of this pronouncement on its financial statement disclosures.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 2. Cash Equivalents and Investments

Investments in Available-for-Sale Debt Securities

The following table summarizes the Company's unrealized gains and losses and fair value of investments designated as available-for-sale debt securities as of June 30, 2025 and December 31, 2024 (in millions):

	As of June 30, 2025				As of December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized and Credit Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized and Credit Losses	Estimated Fair Value
Fixed income securities:
Asset-backed and mortgage-backed securities	$140.3	$0.5	$(0.2)	$140.6	$106.6	$0.4	$(0.5)	$106.5
Corporate debt securities	370.9	1.3	(0.1)	372.1	308.8	0.9	(0.3)	309.4
Certificates of deposit	20.1	—	—	20.1	6.8	—	—	6.8
Commercial paper	91.6	—	—	91.6	77.2	—	—	77.2
Time deposits	140.1	—	—	140.1	202.2	—	—	202.2
U.S. government agency securities	47.1	—	—	47.1	6.0	—	—	6.0
U.S. government securities	159.5	0.3	—	159.8	99.2	0.1	—	99.3
Total fixed income securities	969.6	2.1	(0.3)	971.4	806.8	1.4	(0.8)	807.4
Privately-held debt and redeemable preferred stock securities	46.9	—	(15.4)	31.5	45.8	—	(15.4)	30.4
Total available-for-sale debt securities	$1,016.5	$2.1	$(15.7)	$1,002.9	$852.6	$1.4	$(16.2)	$837.8

Reported as:
Cash equivalents	$178.8	$—	$—	$178.8	$273.9	$—	$—	$273.9
Short-term investments	346.5	0.3	—	346.8	147.9	0.2	—	148.1
Long-term investments	444.3	1.8	(0.3)	445.8	385.0	1.2	(0.8)	385.4
Other long-term assets	46.9	—	(15.4)	31.5	45.8	—	(15.4)	30.4
Total	$1,016.5	$2.1	$(15.7)	$1,002.9	$852.6	$1.4	$(16.2)	$837.8

The following table presents the contractual maturities of the Company's total fixed income securities as of June 30, 2025 (in millions):

	Amortized Cost	Estimated Fair Value
Due in less than one year	$525.3	$525.6
Due between one and five years	444.3	445.8
Total	$969.6	$971.4

As of June 30, 2025, the Company had an unrealized loss of $0.3 million from 94 fixed income available-for-sale debt securities, primarily due to changes in market interest rates, of which $0.2 million was from investments in an unrealized loss position for less than 12 months, and $0.1 million was from investments in an unrealized loss position for greater than 12 months. The Company anticipates that it will recover the entire amortized cost basis of such available-for-sale debt securities and has determined that no allowance for credit losses was required to be recognized during the three and six months ended June 30, 2025 and June 30, 2024.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
During the three and six months ended June 30, 2025, the Company did not record any material allowance for credit loss. During the six months ended June 30, 2024, the Company recorded an allowance for credit loss of $7.1 million on privately-held debt and redeemable preferred stock investments. The credit loss represents the difference between the estimated fair value and the cost of the investment related to the credit factors. The determination of fair value was based on quantitative and qualitative analysis including factors such as the near-term prospects of the investee in the market in which it operates and an evaluation of the investee's financial condition in relation to its outstanding obligations. As of June 30, 2025 and December 31, 2024, the Company had an allowance for credit loss of $15.4 million and $15.4 million, respectively, on privately-held debt and redeemable preferred stock investments.

During the three and six months ended June 30, 2025 and June 30, 2024, the Company had no material gross realized gains or losses from available-for-sale debt securities.

Investments in Equity Securities

The following table presents the Company's investments in equity securities as of June 30, 2025 and December 31, 2024 (in millions):

	As of
	June 30, 2025	December 31, 2024
Equity investments with readily determinable fair value:
Money market funds	$501.9	$562.6
Mutual funds	54.4	49.1
Publicly-traded equity securities	9.5	12.2
Equity investments without readily determinable fair value	53.0	53.8
Total equity securities	$618.8	$677.7

Reported as:
Cash equivalents	$501.9	$562.6
Short-term investments	9.5	12.2
Prepaid expenses and other current assets	4.7	3.5
Other long-term assets	102.7	99.4
Total	$618.8	$677.7

For the three and six months ended June 30, 2025 and June 30, 2024, there were no material unrealized gains or losses recognized for equity investments with readily determinable fair value or equity investments without readily determinable fair value.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Restricted Cash and Investments

The Company has restricted cash and investments for: (i) amounts under the Company's non-qualified deferred compensation plan for senior-level employees; (ii) amounts held under the Company's short-term disability plan in California; and (iii) amounts held in escrow accounts, as required in connection with certain acquisitions. Restricted investments consist of equity investments. As of June 30, 2025, the carrying value of restricted cash and investments was $64.2 million, of which $12.1 million was included in prepaid expenses and other current assets, and $52.1 million was included in other long-term assets on the Condensed Consolidated Balance Sheets.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash included in the Condensed Consolidated Balance Sheets as of June 30, 2025 and December 31, 2024 (in millions):

	As of
	June 30, 2025	December 31, 2024
Cash and cash equivalents	$1,196.6	$1,224.3
Restricted cash included in Prepaid expenses and other current assets	7.4	9.2
Restricted cash included in Other long-term assets	2.4	2.3
Total cash, cash equivalents, and restricted cash	$1,206.4	$1,235.8

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 3. Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table provides a summary of assets and liabilities measured at fair value on a recurring basis and as reported in the Condensed Consolidated Balance Sheets as of June 30, 2025 and December 31, 2024 (in millions):

	Fair Value Measurements at June 30, 2025				Fair Value Measurements at December 31, 2024
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Remaining Inputs (Level 2)	Significant Other Unobservable Remaining Inputs (Level 3)	Total	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Remaining Inputs (Level 2)	Significant Other Unobservable Remaining Inputs (Level 3)	Total
Assets:
Available-for-sale debt securities:
Asset-backed and mortgage-backed securities	$—	$140.6	$—	$140.6	$—	$106.5	$—	$106.5
Certificates of deposit	—	20.1	—	20.1	—	6.8	—	6.8
Corporate debt securities	—	372.1	—	372.1	—	309.4	—	309.4
Commercial paper	—	91.6	—	91.6	—	77.2	—	77.2
Time deposits	—	140.1	—	140.1	—	202.2	—	202.2
U.S. government agency securities	—	47.1	—	47.1	—	6.0	—	6.0
U.S. government securities	106.2	53.6	—	159.8	58.4	40.9	—	99.3
Privately-held debt and redeemable preferred stock securities	—	—	31.5	31.5	—	—	30.4	30.4
Total available-for-sale debt securities	106.2	865.2	31.5	1,002.9	58.4	749.0	30.4	837.8
Equity securities:
Money market funds	501.9	—	—	501.9	562.6	—	—	562.6
Mutual funds	54.4	—	—	54.4	49.1	—	—	49.1
Publicly-traded equity securities	9.5	—	—	9.5	12.2	—	—	12.2
Total equity securities	565.8	—	—	565.8	623.9	—	—	623.9
Derivative assets:
Foreign exchange contracts	—	22.2	—	22.2	—	1.1	—	1.1
Total derivative assets	—	22.2	—	22.2	—	1.1	—	1.1
Total assets measured at fair value on a recurring basis	$672.0	$887.4	$31.5	$1,590.9	$682.3	$750.1	$30.4	$1,462.8
Liabilities:
Derivative liabilities:
Foreign exchange contracts	$—	$(2.1)	$—	$(2.1)	$—	$(12.0)	$—	$(12.0)
Interest rate contracts	—	(55.6)	—	(55.6)	—	(77.0)	—	(77.0)
Total derivative liabilities	—	(57.7)	—	(57.7)	—	(89.0)	—	(89.0)
Total liabilities measured at fair value on a recurring basis	$—	$(57.7)	$—	$(57.7)	$—	$(89.0)	$—	$(89.0)

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
	Fair Value Measurements at June 30, 2025				Fair Value Measurements at December 31, 2024
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Remaining Inputs (Level 2)	Significant Other Unobservable Remaining Inputs (Level 3)	Total	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Remaining Inputs (Level 2)	Significant Other Unobservable Remaining Inputs (Level 3)	Total

Total assets, reported as:
Cash equivalents	$501.8	$178.8	$—	$680.6	$562.6	$273.9	$—	$836.5
Short-term investments	37.9	318.3	—	356.2	21.5	138.8	—	160.3
Long-term investments	77.9	368.1	—	446.0	49.1	336.3	—	385.4
Prepaid expenses and other current assets	4.7	15.8	—	20.5	3.5	1.1	—	4.6
Other long-term assets	49.7	6.4	31.5	87.6	45.6	—	30.4	76.0
Total assets measured at fair value	$672.0	$887.4	$31.5	$1,590.9	$682.3	$750.1	$30.4	$1,462.8

Total liabilities, reported as:
Other accrued liabilities	$—	$(1.8)	$—	$(1.8)	$—	$(12.0)	$—	$(12.0)
Other long-term liabilities	—	(55.9)	—	(55.9)	—	(77.0)	—	(77.0)
Total liabilities measured at fair value on a recurring basis	$—	$(57.7)	$—	$(57.7)	$—	$(89.0)	$—	$(89.0)

The Company's Level 2 available-for-sale debt securities are priced using quoted market prices for similar instruments or non-binding market prices that are corroborated by observable market data. The Company uses inputs such as actual trade data, benchmark yields, broker/dealer quotes, or alternative pricing sources with reasonable levels of price transparency, which are obtained from quoted market prices, independent pricing vendors, or other sources, to determine the ultimate fair value of these assets. The Company's derivative instruments are classified as Level 2, as they are not actively traded and are valued using pricing models that use observable market inputs. During the three and six months ended June 30, 2025, the Company had no transfers into or out of Level 3 of the fair value hierarchy of its assets or liabilities measured at fair value.

The Company's privately-held debt and redeemable preferred stock securities are classified as Level 3 assets due to the lack of observable inputs to determine fair value. The Company estimates the fair value of its privately-held debt and redeemable preferred stock securities on a recurring basis using an analysis of the financial condition and near-term prospects of the investee, including recent valuations at the time of financing activities and the investee's capital structure. During the three and six months ended June 30, 2025, the Company did not record any material allowance for credit loss. During the six months ended June 30, 2024, the Company recognized a credit loss of $7.1 million on a privately-held debt investment and redeemable preferred stock securities. Refer to Note 2, Cash Equivalents and Investments.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company's investments in equity securities without readily determinable fair value are classified as Level 3 assets due to the lack of observable inputs to determine fair value. The Company estimates the fair value of equity securities without readily determinable fair value on a nonrecurring basis using an analysis of the financial condition and near-term prospects of the investee, including recent financing activities and the investee's capital structure. As of June 30, 2025, cumulative impairments and downward adjustments for equity securities without readily determinable fair value were $92.9 million. There have been no material upward adjustments to the equity securities without readily determinable fair value.

Certain of the Company's assets, including intangible assets, goodwill and property plant and equipment, are measured at fair value on a nonrecurring basis. There were no significant impairment charges recognized during the three and six months ended June 30, 2025.

As of June 30, 2025 and December 31, 2024, the Company had no liabilities required to be measured at fair value on a nonrecurring basis.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Assets and Liabilities Not Measured at Fair Value

The carrying amounts of the Company's accounts receivable, accounts payable, and other accrued liabilities approximate fair value due to their short maturities. As of June 30, 2025 and December 31, 2024, the estimated fair value of the Company's total outstanding debt in the Condensed Consolidated Balance Sheets was $1,627.6 million and $1,591.4 million, respectively, based on observable market inputs (Level 2).

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 4. Derivative Instruments

The Company uses derivative instruments to manage a variety of risks, including risks related to fluctuations in foreign currency exchange rates and interest rates on debt instruments. The Company does not use derivative financial instruments for speculative purposes.

The notional amount of the Company's derivative instruments is summarized as follows (in millions):

	As of
	June 30, 2025	December 31, 2024
Designated derivatives:
Cash flow hedges:
Foreign currency contracts	$756.7	$402.6
Fair value hedges:
Interest rate swap contracts	600.0	600.0
Total designated derivatives	1,356.7	1,002.6

Non-designated derivatives	226.4	211.2
Total	$1,583.1	$1,213.8

The fair value of derivative instruments on the Condensed Consolidated Balance Sheets was as follows:

		As of
	Balance Sheet Classification	June 30, 2025	December 31, 2024
Derivative assets:
Derivatives designated as hedging instruments:
Foreign currency contracts as cash flow hedges	Other current assets	$15.7	$1.0
Foreign currency contracts as cash flow hedges	Other long-term assets	6.4	—
Total derivatives designated as hedging instruments		$22.1	$1.0
Derivatives not designated as hedging instruments	Other current assets	0.1	0.1
Total derivative assets		$22.2	$1.1
Derivative liabilities:
Derivatives designated as hedging instruments:
Foreign currency contracts	Other accrued liabilities	$1.6	$11.8
Foreign currency contracts	Other long-term liabilities	0.3	—
Interest rate swap contracts	Other long-term liabilities	55.6	77.0
Total derivatives designated as hedging instruments		$57.5	$88.8
Derivatives not designated as hedging instruments	Other accrued liabilities	0.2	0.2
Total derivative liabilities		$57.7	$89.0

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Offsetting of Derivative Instruments

The Company presents its derivative instruments at gross fair values in the Condensed Consolidated Balance Sheets. As of June 30, 2025 and December 31, 2024, the potential effects of set-off associated with the derivative contracts would be a reduction to both derivative assets and derivative liabilities by $10.2 million and $1.1 million, respectively.

Designated Derivatives

The Company uses foreign currency forward contracts or options contracts to hedge the Company's planned cost of revenues and operating expenses denominated in foreign currencies. These derivatives are designated as cash flow hedges and typically have maturities of twenty-four months or less.

The Company enters into interest rate swap contracts, designated as fair value hedges, to convert the fixed interest rates of certain Senior Notes (“Notes”) to floating interest rates. In April 2021, the Company entered into these contracts for an aggregate notional amount of $300.0 million for its fixed-rate Notes maturing in December 2030 in addition to the contracts entered in 2019 for an aggregate notional amount of $300.0 million for its fixed-rate Notes maturing in March 2041. The interest rate swap contracts will expire within six years.

In 2020, the Company entered into interest rate lock contracts with large financial institutions, which fix the benchmark interest rates of future debt issuances for an aggregate notional amount of $650.0 million. These contracts were designated as cash flow hedges for a forecasted debt issuance, which was expected to occur by the end of 2025. During the year ended December 31, 2023, the Company terminated the interest rate lock contracts, resulting in a deferred gain of $133.9 million recognized in accumulated other comprehensive income, which will be deferred and amortized to interest expense over the term of the anticipated debt unless it becomes probable that the debt will not be issued with the terms anticipated at the hedge's inception. The Company classifies the cash flow in the same section as the underlying item resulting in the proceeds from sale being presented as operating activities.

Effect of Derivative Instruments on the Condensed Consolidated Statements of Operations

For cash flow hedges, the Company recognized an unrealized gain of $21.7 million and $28.1 million in accumulated other comprehensive income for the effective portion of its derivative instruments for the three and six months ended June 30, 2025, respectively. The Company recognized an unrealized loss of $3.4 million and $8.8 million in accumulated other comprehensive income for the effective portion of its derivative instruments for the three and six months ended June 30, 2024, respectively.

For foreign currency contracts, the Company reclassified a gain of $0.2 million and a loss of $2.9 million out of accumulated other comprehensive income to cost of revenues and operating expenses in the Condensed Consolidated Statements of Operations during the three and six months ended June 30, 2025, respectively. and a loss of $2.2 million and $3.4 million for the comparable periods ended June 30, 2024, respectively. As of June 30, 2025, an estimated $2.7 million of unrealized net loss within accumulated other comprehensive income is expected to be reclassified into earnings within the next twelve months.

Non-Designated Derivatives

The Company also uses foreign currency forward contracts to mitigate variability in gains and losses generated from the remeasurement of certain monetary assets and liabilities denominated in foreign currencies. These foreign exchange forward contracts typically have maturities of approximately one to four months. The outstanding non-designated derivative instruments are carried at fair value. Changes in the fair value of these derivatives, which were recorded in Other expense, net within the Condensed Consolidated Statements of Operations, were not material during the three and six months ended June 30, 2025 and June 30, 2024.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 5. Other Financial Information

Total Inventory

Total inventory consisted of the following (in millions):

	As of
	June 30, 2025	December 31, 2024
Production and service materials	$508.8	$592.7
Finished goods	315.3	292.7
Total inventory	$824.1	$885.4

Reported as:
Inventory	$764.8	$830.1
Other long-term assets (1)	59.3	55.3
Total inventory	$824.1	$885.4

(1) Long-term inventory balance classified as other long-term assets in the Company's Condensed Consolidated Balance Sheets consists of last time buy component inventory to be consumed beyond the Company's normal operating cycle.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in millions):

	As of
	June 30, 2025	December 31, 2024
Contract manufacturer deposits	$120.1	$127.1
Prepaid expenses	141.3	156.9
Other current assets	198.7	183.6
Total prepaid expenses and other current assets	$460.1	$467.6

During the three and six months ended June 30, 2025, the Company did not record any material allowance for credit loss. During the six months ended June 30, 2024, the Company recorded an allowance for credit loss of $7.7 million on note receivables due from a privately-held investee. The credit loss represents the difference between the net amount expected to be collected and the amortized cost of the note receivable.

Warranties

Changes during the six months ended June 30, 2025 in the Company’s warranty reserve as reported within other accrued liabilities in the Condensed Consolidated Balance Sheets were as follows (in millions):

Balance as of December 31, 2024	$30.8
Provisions made during the period	22.6
Actual costs incurred during the period	(16.0)
Balance as of June 30, 2025	$37.4

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Deferred Revenue

Details of the Company's deferred revenue, as reported in the Condensed Consolidated Balance Sheets, were as follows (in millions):
	As of
	June 30, 2025	December 31, 2024
Deferred product revenue, net	$52.7	$72.5
Deferred service revenue, net	2,258.0	2,169.5
Total	$2,310.7	$2,242.0
Reported as:
Current	$1,224.7	$1,228.4
Long-term	1,086.0	1,013.6
Total	$2,310.7	$2,242.0

Revenue

See Note 10, Segments, for disaggregated revenue by customer solution, customer vertical, and geographic region.

Product revenue of $10.2 million and $41.8 million included in deferred revenue at January 1, 2025 was recognized during the three and six months ended June 30, 2025, respectively. Service revenue of $312.8 million and $697.2 million included in deferred revenue at January 1, 2025 was recognized during the three and six months ended June 30, 2025, respectively.

Remaining Performance Obligations

Remaining Performance Obligations (“RPO”) are comprised mainly of deferred product and service revenue, and to a lesser extent, unbilled service revenue from non-cancellable contracts for which the Company has not invoiced and has an obligation to perform, and for which revenue has not yet been recognized in the financial statements.

The following table summarizes the breakdown of RPO(1) as of June 30, 2025 and when the Company expects to recognize the amounts as revenue (in millions):

	Revenue Recognition Expected by Period
	Total	Less than 1 year	1-3 years	More than 3 years
Product	$54.4	$40.6	$11.9	$1.9
Service	2,346.2	1,268.4	824.3	253.5
Total	$2,400.6	$1,309.0	$836.2	$255.4

(1) The Company's RPO does not include backlog. Backlog consists of purchase orders for product primarily expected to be shipped to the Company's distributors, resellers, or end-customers within the next 90 days. The following amounts are not included in the Company's backlog: (1) deferred revenue, (2) unbilled contract revenue, (3) all service obligations, including software as a service (SaaS), and (4) certain future revenue adjustments for items such as sales return reserves and early payment discounts.

Deferred Contract Cost

The Company capitalizes direct and incremental costs incurred to acquire contracts, primarily sales commissions, for which the associated revenue is expected to be recognized in future periods. The Company incurs these costs in connection with both initial contracts and renewals. These costs are initially deferred, recorded as prepaid expenses and other current assets or other long-term assets, and are amortized over a period of benefit, which is typically over the term of the customer contracts or when product is delivered and revenue recognized. Commission expense is included in sales and marketing expenses in the accompanying Condensed Consolidated Statements of Operations.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Deferred contract cost was $51.8 million as of June 30, 2025. For the three and six months ended June 30, 2025, amortization expense associated with the deferred commissions was $26.2 million and $45.3 million, and there were no impairment charges recognized.

Other Income, Net

Other income, net, consisted of the following (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Interest income	$20.9	$16.7	$40.5	$33.6
Interest expense	(19.0)	(20.5)	(37.9)	(41.0)
Gain (loss) on other investments, net (1)	3.9	4.6	(0.2)	8.0
Other	—	0.5	(0.9)	2.8
Other income, net	$5.8	$1.3	$1.5	$3.4

(1) Other investments represent fixed income securities and equity investments with readily determinable fair value.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 6. Restructuring Charges

During the second quarter of 2025, the Company approved an expansion of the restructuring plan initiated in the first quarter, which resulted in total employee severance charges of $17.0 million. As of June 30, 2025 approved actions under this plan are expected to be substantially completed in the second half of 2025.

The following table presents changes in the restructuring liabilities for the six months ended June 30, 2025 (in millions):

Employee severance
Liability as of December 31, 2024	$3.9
Charges	27.7
Cash payments	(15.0)
Non-cash items	0.3
Liability as of June 30, 2025	$16.9

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 7. Debt

Debt

The following table summarizes the Company's total debt (in millions, except percentages):

			As of
	Maturity Date	Effective Interest Rates	June 30, 2025	December 31, 2024
Senior Notes:
1.200% fixed-rate notes	December 2025	1.37%	$400.0	$400.0
3.750% fixed-rate notes	August 2029	3.86%	500.0	500.0
2.000% fixed-rate notes	December 2030	2.12%	400.0	400.0
5.950% fixed-rate notes	March 2041	6.03%	400.0	400.0
Total Notes			1,700.0	1,700.0
Unaccreted discount and debt issuance costs			(7.0)	(7.9)
Hedge accounting fair value adjustments(*)			(55.6)	(77.0)
Total			$1,637.4	$1,615.1

(*)
Represents the fair value adjustments for interest rate swap contracts with an aggregate notional amount of $600.0 million. These contracts convert the fixed interest rates of certain Notes to floating interest rates and are designated as fair value hedges. See Note 4, Derivative Instruments, for a discussion of the Company's interest rate swap contracts.

The Notes above are the Company’s senior unsecured and unsubordinated obligations, ranking equally in right of payment to all of the Company’s existing and future senior unsecured and unsubordinated indebtedness, and senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated to the Notes.

The Company may redeem the Notes, either in whole or in part, at any time, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments discounted to the redemption date, plus, in either case, accrued and unpaid interest, if any. Upon both a change-of-control and a rating event, the holders of the Notes may require the Company to repurchase for cash all or part of the Notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any. The terms of the Merger Agreement restrict the Company from redeeming any indebtedness that has a make whole amount, prepayment penalty, or similar obligation, including the Notes, without HPE’s approval.

Interest on the Notes is payable in cash semiannually. The effective interest rates for the Notes include the interest on the Notes, accretion of the discount, and amortization of issuance costs. The indenture and the supplemental indentures (together, the “indentures”) that govern the Notes also contain various covenants, including limitations on the Company's ability to incur liens or enter into sale-leaseback transactions over certain dollar thresholds.

As of June 30, 2025, the Company was in compliance with all covenants in the indentures governing the Notes.

Revolving Credit Facility

The Company maintains an unsecured revolving credit facility that was entered into in June 2023, with an aggregate lending commitment of $500.0 million and an option to increase the facility by up to an additional $200.0 million for a period of five years with two one-year extension options. As of June 30, 2025, there were no amounts outstanding, and the Company was in compliance with all covenants in the credit agreement.

Under the terms of the Merger Agreement, the Company terminated the Revolving Credit Facility upon the closing of the Merger.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 8. Equity

The following table summarizes dividends paid (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Dividends:
Per share	$0.22	$0.22	$0.44	$0.44
Amount	$73.6	$71.5	$147.0	$142.9

Cash Dividends on Shares of Common Stock

During the three and six months ended June 30, 2025, the Company declared and paid a quarterly cash dividend of $0.22 per common share, totaling $73.6 million and $147.0 million, respectively, on its outstanding common stock. Any future dividends, and the establishment of record and payment dates, are subject to approval by the Board of Directors of Juniper or an authorized committee thereof.

Stock Repurchase Activities

As of June 30, 2025, there was approximately $0.2 billion of authorized funds remaining under the 2018 Stock Repurchase Program. In connection with its entry into the Merger Agreement, the Company is required to suspend its stock repurchase program and did not repurchase its common stock during the six months ended June 30, 2025 and 2024.

The Company also withholds shares of common stock from certain employees in connection with the vesting of stock awards issued to such employees to satisfy applicable tax withholding requirements. Such withheld shares are treated as common stock repurchases in the Company's financial statements as they reduce the number of shares that would have been issued upon vesting. During the six months ended June 30, 2025 and June 30, 2024, repurchases associated with tax withholdings were $17.0 million and $14.6 million, respectively.

Accumulated Other Comprehensive Income (Loss), Net of Tax

The components of accumulated other comprehensive income (loss), net of related taxes, for the six months ended June 30, 2025 were as follows (in millions):

	Unrealized Gains/Losses on Available-for- Sale Debt Securities	Unrealized Gains/Losses on Cash Flow Hedges	Foreign Currency Translation Adjustments	Total
Balance as of December 31, 2024	$1.1	$92.5	$(99.2)	$(5.6)
Other comprehensive income, net before reclassifications	1.2	27.8	11.5	40.5
Amount reclassified from accumulated other comprehensive income	(0.4)	2.9	—	2.5
Other comprehensive income, net	0.8	30.7	11.5	43.0
Balance as of June 30, 2025	$1.9	$123.2	$(87.7)	$37.4

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 9. Employee Benefit Plans

Equity Incentive Plans

The Company has stock-based compensation plans pursuant to which it has granted stock options, restricted stock units (“RSUs”), and performance share awards (“PSAs”). In May 2025, the Company's stockholders approved an additional 9.0 million shares of common stock for issuance under the Company's 2015 Equity Incentive Plan. As of June 30, 2025, 9.3 million shares were available for future issuance under the Company's 2015 Equity Incentive Plan. In connection with past acquisitions, the Company has also assumed or substituted stock options, RSUs, restricted stock awards (“RSAs”), and PSAs.

RSU, RSA, and PSA Activities

The Company’s RSU, RSA, and PSA activities and related information as of and for the six months ended June 30, 2025 were as follows (in millions, except per share amounts and years):

	Outstanding RSUs, RSAs, and PSAs
	Number of Shares	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance as of December 31, 2024	19.0	$32.53
Granted(*)	2.1	34.17
Vested	(2.5)	31.97
Cancelled	(1.6)	34.52
Balance as of June 30, 2025	17.0	$32.62	1.0	$ 678.8

(*)
Includes 1.0 million service-based and 1.1 million performance-based awards. The number of shares subject to performance-based conditions represents the aggregate maximum number of shares that may be issued pursuant to the award over its full term. The grant date fair value of RSUs and PSAs was reduced by the present value of dividends expected to be paid on the underlying shares of common stock during the requisite and derived service period as these awards are not entitled to receive dividends until vested.

Share-Based Compensation Expense

Share-based compensation expense associated with stock options, RSUs, RSAs, PSAs, and ESPP purchase rights was recorded in the following cost and expense categories in the Condensed Consolidated Statements of Operations (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cost of revenues - Product	$1.4	$1.4	$3.2	$3.2
Cost of revenues - Service	4.5	4.9	9.7	10.4
Research and development	21.6	26.4	48.2	64.9
Sales and marketing	16.2	18.7	34.9	42.8
General and administrative	7.5	9.9	17.8	19.9
Total	$51.2	$61.3	$113.8	$141.2

The following table summarizes share-based compensation expense by award type (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Stock options	$—	$0.3	$0.1	$0.6
RSUs, RSAs, and PSAs	51.2	56.2	113.7	129.1
ESPP purchase rights	—	4.8	—	11.5
Total	$51.2	$61.3	$113.8	$141.2

As of June 30, 2025, the total unrecognized compensation cost related to unvested share-based awards was $311.3 million to be recognized over a weighted-average period of 1.86 years.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 10. Segments

The Company's chief executive officer, who is the chief operating decision maker ("CODM"), reviews discrete financial information presented on a consolidated basis, to assess performance and allocate resources. There are no segment managers who are held accountable for operations or operating results below the consolidated unit level. Accordingly, the Company operates in one reportable segment.

The CODM uses net income, which is a measure of profit or loss that is also reported on the Consolidated Statement of Operations as consolidated net income, to decide whether to reinvest profits into the business or invest into other parts of the entity. It is further accompanied by disaggregated information about net revenues by customer solution, customer vertical, and geographic region as presented below.

The following table presents net revenues by customer solution (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Customer Solutions:
Wide Area Networking	$385.7	$340.8	$793.6	$691.2
Data Center	279.1	168.7	456.3	331.8
Campus and Branch	357.5	279.9	651.7	520.4
Hardware Maintenance and Professional Services	411.2	400.2	812.1	795.1
Total	$1,433.5	$1,189.6	$2,713.7	$2,338.5

The following table presents net revenues by customer vertical (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cloud	$471.1	$267.9	$793.5	$517.9
Service Provider	326.4	367.1	707.2	749.0
Enterprise	636.0	554.6	1,213.0	1,071.6
Total	$1,433.5	$1,189.6	$2,713.7	$2,338.5

The Company attributes revenues to a geographic region based on the customer’s shipping address. The following table presents net revenues by geographic region (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Americas:
United States	$908.4	$654.7	$1,663.5	$1,264.1
Other	56.3	59.3	111.8	115.4
Total Americas	964.7	714.0	1,775.3	1,379.5
Europe, Middle East, and Africa	297.0	296.4	586.5	607.5
Asia Pacific	171.8	179.2	351.9	351.5
Total	$1,433.5	$1,189.6	$2,713.7	$2,338.5

For the three and six months ended June 30, 2025 and June 30, 2024, no customer accounted for more than 10% of total net revenues.

The CODM reviews consolidated expense information under the categories that are reported on the Consolidated Statement of Operations, for the purpose of allocating resources and evaluating financial performance.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 11. Income Taxes

The following table provides details of income taxes (in millions, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Income before income taxes	$84.8	$47.0	$166.6	$20.6
Income tax provision (benefit)	$14.3	$10.8	$32.0	$(16.9)
Effective tax rate	16.9%	23.0%	19.2%	82.0%

The Company’s effective tax rate differs from the federal statutory rate of 21% primarily due to the tax impact of state taxes, geographic mix of earnings including foreign-derived intangible income deductions and the capitalization of research and development ("R&D") expenditures, R&D and foreign tax credits, tax audit settlements, non-deductible compensation, cost sharing of stock-based compensation, and other transfer pricing adjustments.

The Company's effective tax rate for the six months ended June 30, 2025 includes one-time benefits from restructuring and merger related charges.

The Company’s effective tax rate for the six months ended June 30, 2024 includes $19.0 million of one-time benefits from tax settlements related to the geographic mix of earnings.

As of June 30, 2025, deferred tax assets increased $65.7 million to $928.1 million from $862.4 million at December 31, 2024. Deferred income taxes are classified as other long-term assets in the Company's Condensed Consolidated Balance Sheets.

As of June 30, 2025, the total amount of gross unrecognized tax benefits was $117.4 million.

The Company engages in continuous discussions and negotiations with tax authorities regarding tax matters in various jurisdictions. There is a greater than remote likelihood that the balance of the gross unrecognized tax benefits will decrease by up to $52.5 million within the next 12 months due to the completion of tax review cycles in various tax jurisdictions and lapses of applicable statutes of limitation.

The Company is not currently under examination by the Internal Revenue Service. The Company is under examination by the India tax authorities for the 2012 through 2021 tax years.

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 12. Net Income per Share

The Company computed basic and diluted net income (loss) per share as follows (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Numerator:
Net income	$70.5	$34.1	$134.6	$33.3
Denominator:
Weighted-average shares used to compute basic net income per share	334.5	325.1	333.9	323.8
Dilutive effect of employee stock awards	5.8	7.6	5.8	8.3
Weighted-average shares used to compute diluted net income per share	340.3	332.7	339.7	332.1
Net income per share:
Basic	$0.21	$0.10	$0.40	$0.10
Diluted	$0.21	$0.10	$0.40	$0.10

Anti-dilutive shares	0.3	0.3	0.3	0.1

Juniper Networks, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
Note 13. Commitments and Contingencies

Commitments

Except for the items below, there have been no material changes to the Company's commitments compared to the commitments described in Note 14, Commitments and Contingencies, in Notes to Consolidated Financial Statements in Item 8 of Part II of the Form 10-K.

Purchase Commitments with Contract Manufacturers and Suppliers

In order to reduce manufacturing lead times and in the interest of having access to adequate component supply, the Company enters into agreements with contract manufacturers and certain suppliers to procure inventory based on the Company's requirements. A significant portion of the Company's purchase commitments arising from these agreements consists of firm and non-cancellable commitments. In certain instances, these agreements allow the Company the option to cancel, reschedule, and adjust its requirements based on the Company's business needs prior to firm orders being placed. These purchase commitments totaled $1,046.0 million as of June 30, 2025.

HPE Merger Contingencies

In connection with the pending Merger, the Company expects to incur additional liabilities of approximately $115.0 million that are subject to the consummation of the Merger. These contingent liabilities include financial advisory fees, certain retention bonuses and legal fees, which will become payable upon consummation of the Merger.

Legal Proceedings

In the ordinary course of business, the Company is subject to various pending and potential investigations, disputes, litigation, and legal proceedings. The Company records an accrual for loss contingencies for legal proceedings when it believes that an unfavorable outcome is both (a) probable and (b) the amount or range of any possible loss is reasonably estimable. The Company intends to aggressively defend itself in any legal matters, and while the outcome of any pending matters is not currently determinable, the Company believes that none of its currently existing claims or proceedings are likely, individually or in the aggregate, to have a material adverse effect on its financial position. Notwithstanding the foregoing, there are many uncertainties associated with any litigation and these matters or any other third-party claims against the Company may cause the Company to incur costly litigation and/or substantial settlement charges. In addition, the resolution of any intellectual property litigation may require the Company to make royalty payments, which could adversely affect gross margins in future periods. If any of these events were to occur, the Company's business, financial condition, results of operations, and cash flows could be adversely affected. The actual liability in any such matters may be materially different from the Company's estimates, if any, which could result in the need to adjust the liability and record additional expenses.

Tax Liability

As of June 30, 2025, the Company had $82.2 million included in long-term income taxes payable on the Condensed Consolidated Balance Sheets for unrecognized tax positions. At this time, the Company is unable to make a reasonably reliable estimate of the timing of payments related to this amount due to uncertainties in the timing of tax audit outcomes.